Exhibit 99(c)
PRESS RELEASE

FOR IMMEDIATE RELEASE
THURSDAY
FEBRUARY 3, 2000

CONTACT PERSON:
                                                                     STACY DUCKETT, VICE PRESIDENT
                                                                     INVESTOR RELATIONS
                                                                     TCBY ENTERPRISES, INC.
                                                                     (501) 688-8229

TCBY STATEMENT REGARDING AMERISERVE'S REORGANIZATION

LITTLE ROCK, AR - Thursday, February 3, 2000 - TCBY ENTERPRISES, INC. (NYSE:TBY) was advised on Monday, January 31, that AmeriServe Food Distribution, Inc. had filed for reorganization under Chapter 11 of the Bankruptcy Code. AmeriServe is the primary distributor of food and paper products for TCBY locations. This was unexpected since in recent conversations TCBY was given every assurance that AmeriServe had no plans for bankruptcy. The Company currently carries a receivable of approximately $2.8 million attributable to AmeriServe. TCBY is completing the process of arranging alternate distribution and anticipates there may be short-term, limited disruptions of business during the transition. In the interim, AmeriServe has assured the Company that it will continue distribution and provide all necessary assistance to serve the needs of the TCBY customers.